Exhibit 99.1

Jaguar Health Announces Closing of Private Placement Priced at a Premium to Market

Participating investors include Jaguar CEO and CFO, Dragon SPAC S.p.A. sponsor Josh Mailman, and plant-based pharmaceutical manufacturing pioneer Indena S.p.A.

Company to host investor webcast Monday, September 20th at 8:30 a.m. Eastern Click here to register for webcast

San Francisco, CA (September 14, 2021): Jaguar Health, Inc. (NASDAQ: JAGX) ("Jaguar" or the "Company") today announced that it completed a $776,200 unregistered private placement of approximately 309,242 shares of Common Stock on September 14, 2021. The private placement was led by New York City-based impact investor Josh Mailman, who is the sponsor of Dragon SPAC S.p.A. and a long-time investor in the Company, and included Jaguar’s founder, president, and CEO, Lisa Conte, Jaguar’s CFO, Carol Lizak, as well as Indena S.p.A., an Italy-based pioneer and leader in plant-based pharmaceutical manufacturing with which Jaguar has a long-standing relationship. The Company is working to bring Indena on as an additional manufacturer. Company management’s investment in the private placement totaled $40,000.

“We are pleased to close this private placement, priced at a slight premium to market, as defined by Nasdaq, and we appreciate the support of the participating investors,” stated Conte. “We believe this financing illustrates the confidence that the participating investors – a group that includes Jaguar’s CFO Carol Lizak and me – have in Jaguar and our expectation that the business plan for Napo EU adds meaningful value to the Company and represents another ‘shot on goal’ for crofelemer for an important new gastrointestinal indication.”

Napo EU was formed with the mission to expand access to crofelemer to Europe (excluding Russia) to address significant unmet gastrointestinal medical needs in the region. Napo EU's initial focus is on pursuing the accelerated conditional marketing authorization pathway from the European Medicines Agency for crofelemer for an important rare disease: short bowel syndrome with intestinal failure.

A merger between Napo EU and Dragon SPAC, a private Italian corporation, is pending approval by Italian financial regulatory authorities and expected to be consummated by the end of September/beginning of October 2021. Dragon SPAC recently closed a financing of approximately 8.83 million euros from the Company and was formed by sponsor Josh Mailman. Mr. Mailman co-founded the Social Venture Network (now Social Venture Circle) in 1987; founded the Threshold Foundation in 1981; and founded Business for Social Responsibility in 1992. He is also the managing director of Serious Change L.P., a $100 million privately held impact fund he started in 2006, and he serves on the boards of Benefithub, Giving Assistant, Baltix Design, and Red Rabbit, and is an advisor to Social Venture Circle and the Threshold Foundation.

Participation Instructions for Webcast

When: Monday, September 20, 2021, at 8:30 AM Eastern Time

Participant Registration & Access Link: Click Here

Jaguar promotes Ismaila Sougoufara to Senior Director, Corporate Controller

The Company today also announced that Ismaila Sougoufara has been promoted to the position of Senior Director, Corporate Controller. In his previous role with Jaguar’s finance team, as a Director, Assistant Corporate Controller, Mr. Sougoufara’s responsibilities included SEC reporting, technical accounting, and financial planning and analysis. Mr. Sougoufara attended Baldwin Wallace University, where he received a BS degree in Accounting and an MBA in Accountancy.

About Jaguar Health, Inc., Napo Pharmaceuticals, Inc. & Napo EU S.p.A.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, plant-based, non-opioid, and sustainably derived prescription medicines for people and animals with GI distress, specifically chronic, debilitating diarrhea. Our wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary plant-based human gastrointestinal pharmaceuticals from plants harvested responsibly from rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy and the only oral plant-based prescription medicine approved under FDA Botanical Guidance. Napo EU S.p.A., the wholly owned Italian subsidiary of Napo Pharmaceuticals, focuses on expanding crofelemer access in Europe and is the named target of Dragon SPAC S.p.A., which closed its financing in July 2021 for gross proceeds of approximately 8,830,000 euros from the Company.

For more information about Jaguar, please visit https://jaguar.health. For more information about Napo Pharmaceuticals, visit www.napopharma.com. For more information about Napo EU, visit www.napoeu.com.

About Mytesi®

Mytesi® (crofelemer delayed release tablets) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

More information and complete Prescribing Information are available at Mytesi.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the Company expectation that it will host an investor webcast September 20, 2021, the expectation that the business plan for Napo EU adds meaningful value to the Company and represents another ‘shot on goal’ for crofelemer for an important new gastrointestinal indication, and the Company’s expectation that the merger between Napo EU and Dragon SPAC will be consummated by the end of September/beginning of October 2021. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX